Exhibit 5.1

OPINION OF CONYERS DILL & PEARMAN LIMITED

5 November 2013

Matter No.:345773

Doc Ref: 4156006.2

Tel: 441 278 8053

Email: alexandra.macdonald@conyersdill.com

Essent Group Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs

Essent Group Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 5 November 2013 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 14,700,000 common shares, par value US$0.015 per share (the “Common Shares”) issuable pursuant to the 2013 Long-Term Incentive Plan (the “Plan” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 4 October 2013, minutes of a meeting of its directors held on 24 July 2013 and 11 September 2013, and written resolutions of its shareholders dated 30 September 2013, in each case as certified by the Assistant Secretary, Chief Legal Officer and Senior Vice President of the Company on 4 October 2013, written resolutions of the directors dated 19 October 2013, as certified by the Assistant Secretary, Chief Legal Officer and Senior Vice President of the Company on 19 October 2013, and minutes of a meeting of the Pricing Committee held on 30 October 2013 as certified by the Assistant Secretary, Chief Legal Officer and Senior Vice President of the

Company on 5 November 2013  (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein,  (d) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein, (e) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (f) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (g) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 19 September 2013 will not have been revoked or amended at the time of issuance of any Common Shares.

Any provision of a document governed by Bermuda law expressly or impliedly providing that certain statements, calculations, and/or certificates will be conclusive and binding may not be effective if such statements, calculations, or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. In addition, an agreement governed by Bermuda law may be amended orally despite any provision to the contrary in such agreement, and the question of whether any provisions of such an agreement which may be illegal, invalid or ineffective may be severed from the other provisions of such agreement would be determined by the courts at their discretion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.              The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.              When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited